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                                  EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                            JANUARY 31           JANUARY 31
                                         1998       1997       1998      1997
                                      ---------  ---------  ---------  ---------
Primary:
   Average shares outstanding         3,656,258  3,639,350  3,656,258  3,592,248

Net effect of dilutive common
   stock equivalents - based on
   treasury stock method (A)                 --     31,255         --     52,739
                                      ---------  ---------  ---------  ---------
Total weighted average number of
   common and common equivalent
   shares outstanding                 3,656,258  3,670,605  3,656,258  3,644,987
                                      =========  =========  =========  =========

Net income (loss)                     $(314,229) $  15,330  $(820,662) $ 283,324
                                      =========  =========  =========  =========

Per share amount                      $   (0.09) $    0.00  $   (0.22) $    0.08
                                      =========  =========  =========  =========

(A) Common stock equivalents are excluded in January 1998 periods due to anti dilutive effect.